Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement” or “Agreement”) is entered into by and between Progressive Care LLC., (“Claimant”, “Progressive”, or the “Company”), and [***] (“Respondent”) Claimant and Respondent may collectively be referred to herein as “the Parties” (and each, a “Party”).

R E C I T A L S

WHEREAS, Company filed a Demand for Arbitration styled, Progressive Care Inc. v. [***], Case No. [***] with the American Arbitration Association (the “Arbitration”) arising out and related to Respondent’s employment agreement dispute with the Company; and

WHEREAS the Parties have now entered into this Settlement Agreement to resolve any and all claims of the Parties as it relates to the Arbitration.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein, and other good and valuable consideration described below, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree to the following terms and conditions:

1.    Recitals. The foregoing recitals are true and correct and incorporated herein.

2.    Payment. Claimant shall pay to Respondent the total sum of $150,000.00 (the “Settlement Amount”) within seven (7) days from the date of this Agreement is executed by all Parties. Wire instructions to be provided.

a)

Stock Award/Transfer. Claimant shall transfer to Respondent shares of NextPlat Corp (NASDAQ: NXPL) valued at $100,000 (the “Shares”) within seven (7) days from the date this Agreement is executed by all Parties. The number of shares will be calculated using the closing stock price on the date that Respondent signs and electronically delivers this Agreement and the Consulting Agreement to Claimant.

b)	Value Protection. Respondent shall be entitled to a one-time reverse stock-split protection as follows if there is a reverse stock split:

i.	The aggregate value of Respondent’s stock at the close of trading on the last trading day before the effective date of the reverse stock split shall be logged as $X.

ii.	The aggregate value of Respondent’s stock at the close of trading on the effective date of the reverse stock split shall be $Y.

iii.

The lowest aggregate value of Respondent’s stock on any trading day within sixty (60) calendar days following the effective date of the reverse stock split shall be logged as $Z. (The first day shall commence on the first trading day after the effective stock split and if the 60th day falls on a day when trading is closed then the 60th day shall be the close of the following trading day.)

iv.	If $Z is less than 20% of $Y then the reverse stock split protection is triggered.

v.

If triggered, Claimant shall issue to Respondent additional shares (the “Additional Shares”) in a n aggregate dollar amount of $X-$Z. The additional shares shall be valued as of the close of trading on the date tied to $Z. These shares shall be issued more later than ten (10) days after close of the 60-day period above.

vi.	For avoidance of doubt, any issuance of Additional Shares shall be deemed exempt from pre-emptive rights and shall not require further shareholder or NextPlat board approval.

Example:

i.     Aggregate value of [***]’s stock at the close of trading on the last trading day before the effective date of the reverse stock split is $100,000 ($X)

ii.     End of trading on Stock Split day: Aggregate value of [***]’s stock is $90,000 ($Y)

iii.     Lowest end of trading within 60 days of Stock Split: Aggregate value of [***]’s stock is $71,000 ($Z)

iv.     Protection is triggered because $71,000 ($Z) is more than 20% below $90,000 ($Y).

v.     Company owes [***] $29,000 in additional shares to bring him whole as of the close of trading on the last trading day before the effective date of the reverse stock split. This is calculated as $100,000 ($X) minus $71,000 ($Z). The dollar value of each share shall be the price of the stock at close of trading during the day when Respondent’s stock was valued at $71,0000.

3.    Consulting Agreement. Simultaneously with the execution of this Agreement, Claimant and Respondent shall enter into a Consulting Agreement (the “Consulting Agreement”) with an annual face value of $150,000.00 (the “Base Amount”). The Base Amount shall be paid over 26 bi-weekly payments, which may otherwise only be modified to conform to subsequent changes to regular company-wide pay periods. Respondent shall be paid additional compensation under the Consulting Agreement as follows, provided that none of the following breach any conditions set under the Florida Patient Brokering Act (Florida Statutes 817.505) (collectively, the “Incentives”):

a.

[***]% of new gross revenue with “Positive Gross Margins” generated by the pharmacy’s long-term care (“LTC”) business and procured by Respondent, paid on a regular monthly basis from proceeds received the prior month, subject to any applicable reversals as a result of undeliverable prescriptions. “Positive Gross Margins” shall mean any scenario where the revenue collected, minus [***]% of the revenue due to Respondent as Incentive, minus the cost of the drug does not result in a loss to Claimant (e.g. $100.00 revenue collected, Incentive fee of [***]% is $[***], therefore the Incentive is only paid if the cost of the drug is $[***] or less).

b.

[***]% of any pharmacy, or any third-party administrator (“TPA”), 340B “Gross Collections” procured by Respondent, paid on a regular monthly basis from proceeds received the prior month, subject to any applicable reversals as a result of undeliverable prescriptions. “Gross Collections” for this section shall be defined as funds collected from each 340B eligible patient, eligible patient’s private insurer, applicable patient assistance programs, or other third-party payer for the prescription filled and billed by the pharmacy for the eligible patient.

The Consulting Agreement shall be subject to annual renewals at the Company’s sole and absolute discretion, however if no notice is provided at least sixty (60) days prior to the then- current term then this Agreement shall be extended for an additional one-year term. The Consulting Agreement may be terminated by the Company for any reason or for cause, at any time with or without notice (“Termination Rights”). However, if any such termination occurs during the first year of the Consulting Agreement, the Company shall pay Respondent the remaining balance of the Base Amount due for the remainder of the first one-year term, which shall be paid in a lump sum within sixty (60) days of termination date, plus all accrued but unpaid Incentives which shall be paid as they come due. The Company shall have the same Termination Rights if the Consulting Agreement is renewed for any subsequent year. If the Company exercises its Termination Rights after the first one-year term, the Respondent shall only be entitled to the Base Amount earned as of the date of termination, plus any earned but unpaid Incentives which shall be paid as they come due. If Respondent terminates the Consulting Agreement for any reason, including but not limited to for convenience at any time, he shall only be entitled to the Base Amount earned as of the date of termination plus any earned but unpaid Incentives which shall be paid as they come due.

4.    Mutual Release of All Claims by All Parties. Except for the obligations set forth herein, the Parties on their own behalf, and for their respective heirs, executors, legal representatives, receivers, administrators, agents, attorneys, employees, successors, trustee’s, trustees’ successors, any and all beneficiaries under any trusts, partners, privies, subsidiaries, parent companies, and assigns do hereby release, discharge and acquit one another and their respective heirs, executors, administrators, legal representatives, receivers, insurers, predecessors, successors, privies, assigns, agents, representatives, insurers and attorneys, administrators, agents, employees, successors, trustee’s, trustees’ successors, any and all beneficiaries under any trusts, partners, privies of and from any and all claims, actions, causes of action, demands, counter- claims, payments, attorneys’ fees, benefits, rights, damages, costs, loss of service, liens, expenses and compensation whatsoever which either Party ever had or now has against any of the other Parties on account of or in any way growing out of any and all known and unknown foreseen and unforeseen, losses, and damages and any consequences thereof resulting from any transaction, dealings, contracts, relationships, conversations, communications, professional services, or any other matter whatsoever, from the beginning of the world to through the date of execution of this Agreement, as to any and all claims, rights, transactions, negotiations, events and actions related to any and all issues arising from, related to or regarding the Arbitration, the and the transactions and occurrences giving rise relating to or regarding the issues involving the Arbitration.

5.    No Admission of Liability. It is understood and agreed that this Settlement Agreement arises from a disputed claim, and that this Settlement Agreement is not to be construed as an admission of liability on the part of any Party, and that each Party denies any wrongdoing whatsoever and denies any liability for claims asserted against it and intends merely to avoid the further expenses and disruption of Arbitration.

6.    Dismissal of the Arbitration. Within three (3) days of the execution of this Agreement the Parties shall file a Joint Stipulation of Dismissal of the Arbitration with Prejudice. All parties to the Arbitration agree to bear their own fees and costs for the entirety of the Arbitration.

7.    Notice. All Notices shall be sent via email and U.S. Mail

To Claimant:
Progressive Care Inc.
C/o Richard L. Barbara, Esq.
224 Palermo Avenue
Coral Gables, FL 33134

with a copy to

KHL Law
C/o Michael I. Feldman
169 E. Flagler St.
Suite 500
Miami, FL 33131
mif@khllaw.com

To Respondent:
[***]

With a copy to

The D’Apuzzo Law Firm
c/o Ted D’Apuzzo, Esq.
2755 E. Oakland Pk. Blvd. 303
Ft. Lauderdale, FL 33306
ted@dapuzzolaw.com and required copy to service@dapuzzolaw.com

8.    Mutual Confidentiality Provisions. As a material inducement and an indivisible part of the consideration to be received by the Parties to enter into this Agreement, except as otherwise stated herein, the Parties agree that it is appropriate to maintain the allegations made in the Arbitration, any discovery exchanged between them in the Arbitration, this Agreement, the terms of this Agreement, and the settlement provided for herein (collectively the “Information”) as confidential on a going forward basis as of the date of this Agreement.

Toward that end, the Parties agree that they will neither disclose nor reveal to any person or entity or directly or indirectly publish, publicize, disseminate or communicate to any person or entity the Information on a go forward basis as of the date of this Agreement, including but not limited to a prohibition on the Parties posting or otherwise disclosing Information on the Internet or any other paper or electronic media outlet (including but not limited to news organizations websites or newspapers, email, Facebook, X, Instagram, etc.). The only permitted disclosure of Information hereunder is to the persons or entities specifically identified in subparagraphs (i)-(ix) below.

i)    The Parties may provide a copy of this Agreement and/or describe the terms and conditions of this Agreement within any lawsuit before a United States court of competent jurisdiction only in response to a Court order to that effect.

ii)    The Parties’ respective officers, directors, employees, attorneys, financial advisors, accountants, insurers, auditors, and other professional advisors who regularly have access to Information of this type in order to perform their duties, and/or with whom the Parties, may consult regarding any aspect of this Agreement, provided that such persons or entities first agree to maintain this Agreement, the terms of this Agreement and the settlement provided for herein as confidential;

iii)    Any Federal, state or other regulatory agency or body or governmental authority, including but not limited to the United States Securities and Exchange Commission (“SEC”) or the Office of the Comptroller of the Currency to which the Parties are required to report Information of this type, or when such disclosure is specifically requested or demanded by such regulatory agency or body or governmental authority;

iv)    In the event any Party to this Agreement is named in an action pertaining to any otherwise confidential matter contained in this Agreement, the Party or Parties may provide a copy of this Agreement and/or describe the terms and conditions of this Agreement for the purpose of defending against any claims that may be subject to the Release provided for in this Agreement, and said Party may disclose so much of this Agreement as may be necessary to defend against such claims.

v)    If required by the SEC to be included in public filings (such as, for example, annual reports filed on specific government forms);

vi)    Federal, state and local taxing authorities (such as, for example, the United States Internal Revenue Service), as necessary in tax returns or other tax reporting documents, and/or in response to an audit or similar inquiry; and/or

vii)    A Court of competent jurisdiction to enforce this Agreement and/or maintain its confidentiality.

viii)    If the terms of this Agreement as disclosed, discovered, or known through no fault of the non-disclosing Party.

ix)    Confidential Information does not include information that becomes public other than through the non-disclosing Party’s breach of this Agreement, was known to Respondence before disclosure apart from any applicable confidentiality under this Agreement or is independently developed or obtained without restriction.

9.    Mutual Non-Disparagement. The Parties will not, directly or indirectly, make any negative or disparaging statements against one another maligning, ridiculing, defaming, or otherwise speaking ill of the other, and their business affairs, practices or policies, standards, or reputation (including but not limited to statements or postings harmful to the respective Parties’ business interests, reputation or good will) in any form (including but not limited to orally, in writing, on social media, internet, to the media, persons and entities engaged in radio, television or Internet broadcasting, or to persons and entities that gather or report information on trade and business practices or reliability) that relate to this Agreement, Information and the factual allegations made in the Arbitration or any matter covered by the Mutual Releases pursuant to this Agreement. If either Party is asked about the Arbitration, they shall respond that the “lawsuit was settled” or other similar response that does not disclose or otherwise violate the terms of this Agreement. Nothing in the Agreement shall, however, be deemed to interfere with each Party’s obligation to report transactions with appropriate governmental, taxing and/or registering agencies. This section shall not prohibit any truthful statements, legally required disclosures, disclosures pursuant to Section 8 herein, or statements of opinion based upon public information.

10.    Opportunity to Confer with Counsel. The Parties each acknowledge that they have had the opportunity to read, study, consider and deliberate upon this Settlement Agreement, and have had the opportunity to consult with counsel.

11.    Amendments. Any amendments or alterations to this Settlement Agreement must be in writing and signed by the authorized agents and/or representatives of the Parties.

12.    Venue and Prevailing Party. This Settlement Agreement, and all amendments thereto shall be construed and interpreted in accordance with the laws of Florida and proper venue and jurisdiction in any action to enforce this Settlement Agreement shall be a court of competent jurisdiction located in Miami-Dade County, Florida.

13.    Waiver of Jury Trial. IN ANY ACTION ARISING OUT OF AND/OR RELATED TO THIS AGREEMENT, THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE THEIR RIGHT TO A TRIAL BY JURY.

14.    Severability and Counterparts. This Settlement Agreement is severable such that should one section or part be unenforceable, the remainder of the provisions will not fail, but will remain in full force and effect. Further, this Settlement Agreement may be executed in multiple parts and/or multiple originals. In such event all such complete originals shall be individually considered as an original. The Parties agree that original signatures of each party are preferable and will make good faith and reasonable attempts to obtain original signatures. In the case that original signatures cannot be obtained the parties agree that secure electronic or copies of original signatures shall be deemed originals.

15.    Agreement Binding on Successors. This Settlement Agreement shall be binding upon the Parties hereto, and shall inure to the benefit of their heirs, agents, attorneys, officers, directors, employees, executors, administrators, legal representatives, trustee’s successors and assigns, and all those deriving by or through the Parties.

16.    Reasonable Cooperation. Respondent may, at his sole and exclusive direction, use his reasonable efforts to assist Progressive to resolve the dispute between Progressive and Life Resources. Any such assistance, if provided, shall be upon Respondent’s availability and shall not create any continuing duty or obligation.

17.    Preparation of Agreement. The Parties agree that all Parties contributed to the preparation and drafting of this Settlement Agreement and that this Settlement Agreement shall not be construed more strictly against one Party than the other.

18.    Time of the Essence. Time is of the essence as it relates to all time frames and deadlines set forth herein.

19.    Good Faith. The Parties hereby agree to operate and perform their obligations in accordance with the standards of good faith and fair dealing.

20.    Counterparts. This Agreement may be executed in one or more counterparts. Digital signatures or copies of signatures shall have the same force and effect as originals.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed the foregoing this 7th day of November, 2025.

/s/ [***]
[***], an individual

PROGRESSIVE CARE, LLC.

By: /s/ David Phipps
Name: David Phipps
Title: Chief Executive Officer